UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2005

Technology Solutions Company
(Exact name of Registrant as specified in its charter)
Incorporated in the State of Delaware
Commission File Number 0–19433
Employer Identification No. 36-3584201
205 North Michigan Avenue
Suite 1500
Chicago, Illinois 60601
(Address of principal executive offices)
Registrant’s telephone number, including area code: (312) 228-4500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 1, 2005, the Compensation Committee of the Board of Directors of Technology Solutions Company (the “Company”) approved accelerating the vesting of unvested and “out-of-the money” stock options previously awarded to employees and executive officers for all options with exercise prices greater than $8.34 per share effective December 1, 2005. Options held by non-employee directors were not subject to acceleration. The total number of stock options accelerated is approximately 91,000 shares and have prices ranging from $12.00 to $93.40 per share.
Vesting was accelerated for stock options held by executive officers of the Company, as follows:

	Stock Options	Weighted- Average Exercise Price

Michael R. Gorsage, President and Chief Executive Officer	12,500	$20.58

Philip J. Downey, Vice President – General Counsel and Corporate Secretary	3,010	$21.99

Sandor Grosz, Vice President and Chief Financial Officer	3,010	$21.99

The primary purpose of the decision to accelerate the vesting of these options is to enable the Company to avoid recognizing future compensation expense associated with these out-of-the money options upon the adoption of Statement of Financial Accounting Standards No. 123, Share Based Payment (revised 2004) (“SFAS 123R”). The Company will be required to apply the expense recognition provisions of SFAS 123R beginning in the first quarter of 2006. In addition, the Compensation Committee of the Board of Directors considered that because these options had exercise prices in excess of the current market value, they were not fully achieving their original objectives of employee retention and incentive compensation. As a result of the acceleration, before considering expected forfeitures, as required by SFAS 123R, the Company expects to eliminate a total of approximately $1.2 million of compensation expense on a pre-tax basis over calendar years 2006, 2007 and 2008. The vesting acceleration of these stock options is not expected to result in a charge to earnings based on accounting principles generally accepted in the United States.
ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS
(c)      Exhibits. The following exhibits are filed with this report:

Exhibit Number	Description of Exhibit

99.1	Press Release dated December 2, 2005

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TECHNOLOGY SOLUTIONS COMPANY
Date: December 6, 2005	By:	/s/ SANDOR GROSZ
Sandor Grosz
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of Press Release, dated December 2, 2005, titled Technology Solutions Company Announces Acceleration of Stock Option Vesting.